CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the registration statement on Form N-14 ("Registration Statement") of the following:

  Our report dated December 5, 2003, relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to Shareholders of The Lutheran Brotherhood Family of Funds, which are also incorporated by reference in the Registration Statement.

  Our report dated June 6, 2003, relating to the financial statements and financial highlights which appears in the April 30, 2003 Annual Report to Shareholders of The AAL Mutual Funds, which are also incorporated by reference in the Registration Statement.

We also consent to the references to us under the heading "Financial Highlights" in Appendix B attached to the Registration Statement.

/s/ PriceWaterhouseCoopers LLP

Milwaukee, Wisconsin
May 10, 2004